EXHIBIT 23(A)



CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
General Electric Company:

We consent to the use of our report incorporated by reference in the Registration Statement on Form S-4 of General Electric Company, which report dated February 12, 1999 relates to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 1998 and 1997 and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and appears in the December 31, 1998 annual report on Form 10-K of General Electric Company.

We also consent to the reference to our firm as experts under the heading "Independent Public Accountants" in the Registration Statement.





KPMG LLP

Stamford, Connecticut
March 25, 1999